 Exhibit 99.1

To Our Shareholders

UMT believes the housing market continues to recover in markets with strong demand fundamentals and balanced supplies of land and housing inventory relative to demand. UMT believes consumers remain cautious due to the uncertainty still present in many economic indicators, such as elevated unemployment and under-employment, low wage growth, slow economic growth and events associated with tightened federal fiscal policy. For a more detailed discussion of how the current economic environment affects UMT, please take a few moments to read the section titled Material Trends Affecting Our Business in the UMT Form 10-Q quarterly report. You may access the Form 10-Q quarterly report on-line through a link to the Securities and Exchange Commission (“SEC”), provided on the website at www.unitedmortgagetrust.com.

UMT’s earnings for the quarter ended March 31, 2015 were ($0.03) per share compared to $0.02 per share for the quarter ended March 31, 2014, a decrease of approximately 250%. The decrease was primarily due to the successful resolution and reduction of a long-term liability owed to a former advisor of the company in 2014 and loan modifications made in 2015 that are intended to accelerate cash flow and provide a more timely return of capital to UMT shareholders. The Q1 2015 distribution represented a return of invested capital.

UMT’s stated Net Asset Value (“NAV”) at March 31, 2015 was $14.70 per share, a decrease of $0.11 per share below our December 31, 2014 value. The decrease in share value is attributed to the return of principal included in shareholder distributions over the last three months. NAV is established by the UMT Board of Trustees, no less frequently than each calendar quarter, based on their business judgment regarding the value of the shares with reference to book value, operations to date and general market and economic conditions. The NAV may not be indicative of the value at which shares would trade if listed on a recognized stock exchange or the amount a shareholder would receive if we liquidated or dissolved.

As of March 31, 2015, UMT’s assets, net of reserves, totaled approximately $190 million with approximately 52% of its portfolio in land development, finished lots and single family home construction loans, approximately 9% in interim and residential mortgage loans, approximately 35% in Recourse Obligations and Deficiency Notes, approximately 2% in Real Estate Owned (foreclosed real estate), less than 1% in cash and approximately 2% in Other Assets.

During the three months ended March 31, 2015, UMT redeemed 4,738 shares for approximately $69,000. Throughout 2015 UMT will continue to limit share redemptions to death and exigent circumstances. Please see the United Mortgage Trust website at www.unitedmortgagetrust.com for additional information regarding our share repurchase plan.

Over the last eight years, UMT’s business has been focused on the liquidation of under-performing and non-performing assets, returning invested capital to UMT shareholders and growing UMT’s income producing portfolio through the addition of leverage. Through March 31, 2015 UMT has distributed approximately $20.7 million of principal to its shareholders representing approximately 14% of invested capital and redeemed over $37.4 million in shares representing approximately 23% of shares issued. In addition, UMT has distributed over $88 million of earnings since inception. In aggregate, through principal distributions and share redemptions, UMT has reduced the cash available for investments approximately $58 million. Throughout the liquidation process, the Board of Trustees determined that a consistent distribution rate of $.58 per share annualized, including a partial distribution of capital, was the appropriate strategy to serve the majority of its shareholders. Going forward UMT will set its distribution rate to approximate recurring cash flow. Effective with the July 25th remittance UMT’s distribution will be set at $.40 per share annualized. UMT Trustees will continue to review the distribution rate each month with the intent of matching the distribution to actual cash available for distribution.

UMT intends to continue to increase its borrowings to grow its investment portfolio. As revenue increases through our leveraged portfolio growth and liquidation of remaining non-income producing assets, UMT will have more cash available for distributions, redemptions or investment. UMT’s goal remains to increase leverage by year-end 2015 and, to that end, UMT has successfully increased conventional bank debt commitments to $25 million and private debt and preferred equity to approximately $11.4 million.

We thank you for your continued support of United Mortgage Trust.

Stuart Ducote

President, CFO

United Mortgage Trust